Exhibit 99.1

news release

May 4, 2011

Employers Holdings, Inc. Reports First Quarter Earnings and Announces Second Quarter Dividend

Key Highlights

(Q 1, 2011 compared to Q 1, 2010 except where noted)

•	Increased net written premiums 26.8%; increased net premiums earned 4.0%

•	Decreased underwriting and other operating expense $6.6 million or 20.4%

•

No favorable prior accident year development compared with $11.1 million in 2010; unfavorable prior period reserve development of $0.8 million in 2011 was related to assigned risk (involuntary) business

•	Current year loss provision rate of 76.6%, an increase of approximately 6 percentage points primarily as a result of increasing claim costs in California

•	Accident year combined ratio before impact of LPT improved nearly 4 percentage points

•	$2.4 million tax benefit due to higher percentage of tax-exempt pre-tax income

•	Overall net rate flattening; continued positive net rate in California

•	Additional pure premium rate filing planned in California

•	Expanded rapid quote technology to all 30 states

•	Generated book value per share growth from $22.08 at December 31, 2010 to $22.11 at March 31, 2011

Reno, NV—May 4, 2011—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported first quarter 2011 net income of $8.3 million or $0.21 per diluted share compared with $16.1 million or $0.38 per diluted share in the first quarter of 2010, a decrease of $7.8 million or $0.17 per share.

Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT (the Company’s non-GAAP measure described below) was $3.8 million or $0.10 per diluted share in the first quarter of 2011 compared with $11.7 million or $0.27 per diluted share in the first quarter of 2010.

As of March 31, 2011, the Company had a calendar year combined ratio of 116.9% (122.4% before the LPT), an increase of 11 percentage points from the first quarter of 2010 combined ratio of 105.9% (111.3% before the LPT). On an accident quarter basis, the Company had a combined ratio before the LPT of 121.4% in the first quarter of 2011 compared to 125.3% in the first quarter of 2010, an improvement of 3.9 percentage points (see Page 12 for the accident year reconciliations).

Douglas D. Dirks, President and Chief Executive Officer of EHI, commented: “Lower earnings and the higher calendar year combined ratio in the quarter are the direct result of a 47% increase in losses and loss adjustment expense (LAE). In the current quarter, we reported no prior period favorable reserve development compared to $11.1 million of favorable development in the first quarter of 2010. Additionally, we increased our current period loss provision rate by 6.3 points relative to last year’s first quarter. The rise in our current year loss provision rate largely reflects increasing medical and indemnity costs in our largest state, California, which represented over half of our book of business at the end of the first quarter. We believe rising claims costs are related to increased litigation, increased medical utilization and higher disability awards, especially in Southern California. Our increased provision rate reflects both the claims cost trends reported by the California Workers’ Compensation Insurance Rating Bureau (WCIRB) as well as our own views on increased frequency and severity. Nationally, continuing high levels of unemployment have impacted our ability to return injured employees to work, thereby lengthening duration and increasing total claim costs. Despite these trends, on an accident year basis, our combined ratio before impact of the LPT improved nearly four points year over year, as underwriting expense savings offset deteriorating loss experience.”

Dirks continued: “Positives in the quarter include a year over year increase of 26.8% in written premium and a 4.0% increase in earned premium, both resulting from the implementation of our growth strategies. We added 5,027 policies since March 31, 2010 for a twelve-month policy count increase of 11.7%. We expanded our rapid quote technology to all thirty states in our geographic footprint. In addition to expanding premium and policies, our underwriting and other operating expenses decreased 20.4%, to $25.7 million in the first quarter of 2011 from $32.3 million in the first quarter of 2010, as headcount declined by approximately 225 positions since March 31, 2010. We grew adjusted book value three cents per share since year-end 2010 due to accretive share repurchases of $8.6 million in the first quarter of 2011.”

“Our total payroll exposure declined 2.8% since March 31, 2010, but increased 2.6% in the first quarter of 2011. Our net rate, which is defined as total premium in-force divided by total insured payroll, declined 5.3% since March 31, 2010. However, net rate decreased less than one percent in the first quarter of 2011, largely as a result of positive net rate in California.”

Dirks concluded: “We are pleased with the progress we have made in reducing expenses while growing policies and premium. In terms of losses, we believe we are appropriately providing for expected current accident year losses based on our own data, and the data provided by the rating bureau in California. We will continue to closely monitor these trends and will adjust our provision rates and loss reserves in future periods, if warranted. We have increased our filed premium rates in California over 28% since early 2009 with the most recent increase of 2.5% effective March 15th of this year. Even so, the current claims environment indicates that further increases in rates will be required. We continue to believe that our underwriting strategy produces fewer claims and better claims experience than the industry in general. However, even in our lower hazard business, we are observing increasing indemnity claims frequency and severity in California. In response to these trends, we expect to file for an additional pure premium rate increase in California.”

First quarter net premiums written increased $21.4 million or 26.8% to $101.1 million in 2011 from $79.8 million in 2010. First quarter net premiums earned increased $3.1 million or 4.0% to $82.4 million in 2011 from $79.3 million in 2010.

First quarter net investment income of $20.5 million decreased $0.8 million or 3.6% due to a 0.2 percentage point decrease in the average pre-tax book yield on invested assets in the first quarter of 2011. The average pre-tax book yield was 4.1% at the end of the first quarter. The first quarter tax-equivalent yield on invested assets was 5.3% in 2011 compared with 5.5% for the same period in 2010.

Realized gains on investments in the first quarter were $0.2 million compared with $0.5 million in the first quarter of 2010.

First quarter losses and LAE increased 47.5% to $59.4 million in 2011 from $40.3 million in 2010. First quarter losses and LAE before the LPT increased 43.2% to $63.9 million from $44.6 million in the first quarter of 2010. These increases were largely the result of no favorable prior accident year development in the first quarter of 2011 compared with $11.1 million in the first quarter of 2010. Unfavorable development of $0.8 million in the current quarter was related to assigned risk (involuntary) business. Current accident year loss estimates were 76.6% and 70.3% in the first quarters of 2011 and 2010, respectively. The increase in the current accident year loss estimate is primarily due to continued increasing claims costs in California. In April 2011, the WCIRB stated it would make an informational filing highlighting the cost drivers that indicate a 39.8% increase in the claims cost benchmark since January 1, 2009, based on an analysis of December 31, 2010 loss experience. This represents a deterioration of more than ten percentage points in the claims cost benchmark since the WCIRB analysis as of June 30, 2010. The WCIRB indicated that this further deterioration was due to: (a) continued adverse loss development on the 2009 accident year; (b) high emerging costs on the 2010 accident year, primarily due to increased claims frequency; (c) less optimistic forecasts for statewide wage growth in California; and (d) increased LAE that are likely a result of certain Workers Compensation Appeals Board decisions.

In the first quarter of 2011, commission expense of $10.3 million increased from $9.9 million in the first quarter of 2010 primarily due to higher net premiums earned.

First quarter underwriting and other operating expenses decreased 20.4% to $25.7 million from $32.3 million in the first quarter of 2010. These substantial expense savings were largely the result of cost control efforts and total staff reductions of approximately 225 positions since March 31, 2010. Non-recurring costs associated with restructuring and integration were $0.9 million in the first quarter of 2010.

Dividends to policyholders were $1.0 million and $1.5 million for the first quarters of 2011 and 2010, respectively. This decrease was primarily due to lower premium levels on dividend policies in Florida and Wisconsin and fewer policies eligible for dividend payments in 2011.

First quarter interest expense decreased to $0.9 million in 2011 from $1.6 million in 2010 primarily due to the expiration of an interest rate swap on the Company’s credit facility in the third quarter of 2010.

The first quarter 2011 income tax benefit was $2.4 million compared with $0.5 million in the first quarter of 2010. The increased tax benefit was primarily due to higher tax exempt income as a percentage of pre-tax income relative to the same period last year.

In the first quarter of 2011, the Company repurchased 497,536 shares of common stock at an average price of $17.27 per share for a total of $8.6 million. This week, the Board of Directors declared a second quarter cash dividend of six cents per share. The dividend is payable on June 1, 2011, to stockholders of record as of May 18, 2011.

The fair market value of invested assets was $2.0 billion at March 31, 2011 with an average pre-tax book yield of 4.1%, a tax equivalent yield of 5.3% and a duration of 4.9. A list of portfolio securities by CUSIP as of March 31, 2011, will be included in the “Investors” section of our web site at www.employers.com.

Conference Call and Web Cast, Form 10-Q

The Company will host a conference call on Thursday, May 5, 2011 at 10:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company’s web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a passcode of 90483849. International callers may dial (617) 801-6888.

EHI will file its Form 10-Q for the quarterly period ended March 31, 2011, with the Securities and Exchange Commission (“SEC”) following the call. The Form 10-Q will be available without charge through the EDGAR system at the SEC’s web site and will also be posted on the Company’s web site, www.employers.com, and is accessible through the “Investors” link.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of the deferred reinsurance gain – LPT Agreement. Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement. This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.

Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of the deferred reinsurance gain – LPT Agreement. Losses and LAE less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of the deferred reinsurance gain – LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT Agreement. Equity including deferred reinsurance gain—LPT is total equity plus the deferred reinsurance gain—LPT Agreement.

Book value per share. Equity including deferred reinsurance gain—LPT Agreement divided by number of shares outstanding.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance. Certain of these statements may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company’s Quarterly Reports on Form 10-Q and the Company’s Annual Reports on Form 10-K, as well as observed levels of increased indemnity claims frequency and severity in California.

All forward-looking statements made in this press release reflect EHI’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience including observed levels of increased indemnity claims frequency and severity in California, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and deterioration of financial markets), credit and other risks associated with EHI’s investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employees and agents, and other factors identified in EHI’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s website, www.employers.com, or through the SEC’s EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

CONTACT:

Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.

Analysts: Vicki Erickson, (775) 327-2794, verickson@employers.com.

Copyright © 2011 EMPLOYERS. All rights reserved. EMPLOYERS® and America’s small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.

Consolidated Statements of Income

(In thousands)

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Revenues
Gross written premiums	$103,227	$82,378
Net written premiums	$101,126	$79,774
Net premiums earned	$82,427	$79,291
Net investment income	20,493	21,255
Realized gains on investments, net	234	540
Other income	120	—

Total revenues	103,274	101,086

Expenses
Losses and loss adjustment expenses	59,421	40,288
Commission expense	10,281	9,905
Dividends to policyholders	1,012	1,479
Underwriting and other operating expense	25,678	32,267
Interest expense	917	1,580

Total expenses	97,309	85,519

Net income before income taxes	5,965	15,567
Income tax benefit	(2,380)	(530)

Net income	$8,345	$16,097

Reconciliation of net income to net income before the impact of the LPT Agreement
Net income	$8,345	$16,097
Less: Impact of LPT Agreement: Amortization of deferred reinsurance gain – LPT Agreement	4,519	4,350

Net Income before the impact of LPT Agreement	$3,826	$11,747

Employers Holdings, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

Earnings per common share

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Net Income	$8,345	$16,097
Earnings per common share
Basic	$0.22	$0.38
Diluted	$0.21	$0.38
Weighted average shares outstanding
Basic	38,674,176	42,722,452
Diluted	38,877,124	42,829,514

Reconciliation of EPS to EPS before the impact of the LPT Agreement
Earnings per common share
Basic	$0.22	$0.38
Diluted	$0.21	$0.38
Earnings per common share attributable to the LPT Agreement
Basic	$0.12	$0.11
Diluted	$0.11	$0.11
Earnings per common share before the impact of the LPT Agreement
Basic	$0.10	$0.27
Diluted	$0.10	$0.27

Employers Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of March 31,	As of December 31,
	2011	2010
	(unaudited)
Assets
Available for sale:
Fixed maturity investments at fair value (amortized cost $1,851,496 at March 31, 2011 and $1,901,778 at December 31, 2010)	$1,941,145	$2,000,364
Equity securities at fair value (amortized cost of $49,500 at March 31, 2011 and $49,281 at December 31, 2010)	84,678	80,130

Total investments	2,025,823	2,080,494

Cash and cash equivalents	167,231	119,825
Restricted cash and cash equivalents	11,321	16,949
Accrued investment income	21,425	23,022
Premiums receivable, less bad debt allowance of $7,004 at March 31, 2011 and $7,603 at December 31, 2010	129,782	109,987
Reinsurance recoverable for:
Paid losses	12,418	14,415
Unpaid losses	946,621	956,043
Funds held by or deposited with reinsureds	2,682	3,701
Deferred policy acquisition costs	34,712	32,239
Federal income taxes recoverable	5,045	4,048
Deferred income taxes, net	41,087	38,078
Property and equipment, net	11,090	11,712
Intangible assets, net	12,878	13,279
Goodwill	36,192	36,192
Other assets	21,032	20,136

Total assets	$3,479,339	$3,480,120

Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,267,739	$2,279,729
Unearned premiums	167,571	149,485
Policyholders’ dividends accrued	4,965	5,218

Total claims and policy liabilities	2,440,275	2,434,432
Commissions and premium taxes payable	20,125	17,313
Accounts payable and accrued expenses	18,199	18,601
Deferred reinsurance gain – LPT Agreement	365,822	370,341
Notes Payable	132,000	132,000
Other liabilities	17,160	17,317

Total liabilities	$2,993,581	$2,990,004

Employers Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Continued)

	As of March 31,	As of December 31,
	2011	2010
	(unaudited)
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 53,822,715 and 53,779,118 shares issued and 38,511,187 and 38,965,126 shares outstanding at March 31, 2011 and December 31, 2010, respectively	538	538
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	315,410	314,212
Retained earnings	325,372	319,341
Accumulated other comprehensive income, net	81,137	84,133
Treasury stock, at cost (15,311,528 shares at March 31, 2011 and 14,813,992 shares at December 31, 2010)	(236,699)	(228,108)

Total stockholders’ equity	485,758	490,116

Total liabilities and stockholders’ equity	$3,479,339	$3,480,120

Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$485,758	$490,116
Deferred reinsurance gain – LPT Agreement	365,822	370,341

Total equity including deferred reinsurance gain – LPT Agreement (A)	$851,580	860,457

Shares outstanding (B)	38,511,187	38,965,126
Book value per share (A * 1000 / B)	$22.11	$22.08

Employers Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Operating activities
Net income	$8,345	$16,097
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,841	1,982
Stock-based compensation	640	865
Amortization of premium on investments, net	2,017	1,413
Allowance for doubtful accounts	(599)	365
Deferred income tax (benefit) expense	(1,397)	4,070
Realized gains on investments, net	(234)	(540)
Realized losses on retirement of assets	68	63
Change in operating assets and liabilities:
Accrued investment income	1,597	1,528
Premiums receivable	(19,196)	6,014
Reinsurance recoverable on paid and unpaid losses	11,419	10,004
Funds held by or deposited with reinsureds	1,019	1,305
Federal income taxes recoverable	(997)	(6,327)
Unpaid losses and loss adjustment expenses	(11,990)	(31,731)
Unearned premiums	18,086	312
Accounts payable, accrued expenses and other liabilities	467	(1,468)
Deferred reinsurance gain–LPT Agreement	(4,519)	(4,350)
Other	(1,252)	2,515

Net cash provided by operating activities	5,315	2,117

Investing activities
Purchase of fixed maturities	(23,925)	(36,433)
Purchase of equity securities	(1,054)	(455)
Proceeds from sale of fixed maturities	22,099	21,171
Proceeds from sale of equity securities	1,096	568
Proceeds from maturities and redemptions of investments	49,457	20,354
Capital expenditures and other, net	(863)	(764)
Restricted cash and cash equivalents provided by (used in) investing activities	5,628	(31)

Net cash provided by investing activities	52,438	4,410

Financing activities
Acquisition of treasury stock	(8,591)	(4,381)
Cash transactions related to stock-based compensation	554	(871)
Dividend paid to stockholders	(2,310)	(2,555)

Net cash used in financing activities	(10,347)	(7,807)

Net increase (decrease) in cash and cash equivalents	47,406	(1,280)
Cash and cash equivalents at the beginning of the period	119,825	188,833

Cash and cash equivalents at the end of the period	$167,231	$187,553

Employers Holdings, Inc.

Calculation of Combined Ratio before the Impact of the LPT Agreement

(In thousands, except for percentages)

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Net premiums earned	$82,427	$79,291

Losses and loss adjustment expenses (LAE)	$59,421	$40,288

Losses & LAE ratio	72.1%	50.8%

Amortization of deferred reinsurance gain – LPT	$4,519	$4,350
Impacts of LPT	5.5%	5.5%

Losses & LAE before impact of LPT	$63,940	$44,638

Losses & LAE ratio before impact of LPT	77.6%	56.3%

Commission expense	$10,281	$9,905

Commission expense ratio	12.5%	12.5%

Dividends to policyholders	$1,012	$1,479

Dividend expense ratio	1.2%	1.9%

Underwriting & other operating expense	$25,678	$32,267

Underwriting & other operating expense ratio	31.1%	40.7%

Total expense	$96,392	$83,939

Combined ratio	116.9%	105.9%

Total expense before impact of the LPT	$100,911	$88,289

Combined ratio before impact of the LPT	122.4%	111.3%

Reconciliations:
Losses & LAE before impact of LPT	$63,940	$44,638
Plus: (Unfavorable) favorable prior period reserve development	(830)	11,121

Accident year losses & LAE before impact of LPT	$63,110	$55,759

Losses & LAE ratio before impact of LPT	77.6%	56.3%
Plus: (Unfavorable) favorable prior period reserve development ratio	(1.0%)	14.0%

Accident year losses & LAE ratio before impact of LPT	76.6%	70.3%

Combined ratio before impact of the LPT	122.4%	111.3%
Plus: (Unfavorable) favorable prior period reserve development ratio	(1.0%)	14.0%

Accident year combined ratio before impact of LPT	121.4%	125.3%